UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2026

Date of Report (Date Earliest Event Reported)

NRG ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)

1301 McKinney Street, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 537-3000
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	NRG	New York Stock Exchange
Common stock, par value $0.01	NRG	NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Secondary Offering

On March 2, 2026, NRG Energy, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lightning Power Holdings, LLC, Thunder Generation, LLC, and CCS Power Holdings, LLC (collectively, the “Selling Stockholders”) and Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”) pursuant to which, among other things, the Selling Stockholders agreed to sell to the Underwriters, and the Underwriters agreed to purchase from the Selling Stockholders, 14,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in a registered public offering (the “Offering”). Additionally, the Selling Stockholders granted the Underwriters a 30-day option to purchase an additional 2,145,000 shares of Common Stock. The Company did not receive any of the proceeds from the sale of the Common Stock in the Offering. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and the Selling Stockholders and other customary obligations of the parties, termination and indemnity provisions.

Additionally, in connection with the Offering, the Selling Stockholders entered into a lock-up agreement with the Underwriters with respect to the remaining 8,120,731 shares not sold in the Offering or repurchased by the Company pursuant to the Share Repurchase (defined below) for a 45-day period beginning the date of the Underwriting Agreement (the “Offering Lock-Up”).

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and the terms of which are incorporated herein by reference.

White & Case LLP has issued an opinion, dated March 4, 2026, regarding certain legal matters with respect to the Offering, a copy of which is filed as Exhibit 5.1 hereto.

Registration Rights Agreement and Lock-up Waiver

As previously disclosed, the Selling Stockholders acquired 24,250,000 shares of Common Stock (the “LSP Shares”) from us on January 30, 2026 as part of the consideration in connection with the consummation of the transactions contemplated by that certain Purchase and Sale Agreement, dated as of May 12, 2025, by and among the Company, NRG East Generation Holdings LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of NRG, NRG Texas LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of NRG, NRG Demand Response Holdings LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of NRG, NRG Gas Development Company, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of NRG, Lightning Power Holdings, LLC, a Delaware limited liability company, Thunder Generation, LLC, a Delaware limited liability company, CCS Power Holdings, LLC, a Delaware limited liability company, and Linebacker Power Development Funding, LLC, a Delaware limited liability company (the “LSP Transaction”).

At the closing of the LSP Transaction, the Company entered into a Registration Rights Agreement, pursuant to which the Company agreed to file a shelf registration statement registering for resale the LSP Shares, which was filed with the Securities and Exchange Commission on February 2, 2026. Additionally, all of the LSP Shares were subject to a lock-up period beginning on the LSP Transaction closing date and ending six (6) months after the closing of the LSP Transaction (July 30, 2026), during which the Selling Stockholders agreed to not transfer their shares, subject to certain exceptions set forth in the Registration Rights Agreement. In connection with the Offering, the Company has waived the lock-up under the Registration Rights Agreement with respect to all the LSP Shares. As disclosed above, the LSP Shares that were not sold in the Offering or repurchased by the Company in the Share Repurchase are subject to the Offering Lockup.

Item 8.01	Other Events

Share Repurchase

On February 27, 2026, the Company entered into a stock purchase agreement with the Selling Stockholders for the repurchase of 1,829,269 shares of Common Stock from the Selling Stockholders, in a privately negotiated transaction at a per share price equal to the public offering price in the Offering (the “Share Repurchase”) for a total payment of approximately $300 million. The Share Repurchase was made pursuant to the Company’s previously announced share repurchase program. The Share Repurchase closed concurrently with the Offering on March 4, 2026.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 2, 2026, by and among NRG Energy, Inc., Lightning Power Holdings, LLC, Thunder Generation, LLC, CCS Power Holdings, LLC, and Barclays Capital Inc. and Citigroup Global Markets Inc.

5.1	Opinion of White & Case LLP

99.1	Launch Press Release

99.2	Pricing Press Release

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the IXBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2026	NRG Energy, Inc.
(Registrant)

	By:	/s/ Christine A. Zoino
Christine A. Zoino
Corporate Secretary